Exhibit 8.1

 LIST OF SUBSIDIARIES

Name	Jurisdiction

China Networks Media Ltd.	BVI
Advertising Networks Ltd.	HK
Guangwang Tonghe Technology Consulting (Beijing) Co. Ltd.	PRC